Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Cheryl Slomann	Rosemary Moothart/Rob Whetstone
QAD Vice President, Corporate Finance 805 566 5139 investor@qad.com	PondelWilkinson MS&L 323 866 6060 investor@pondel.com

QAD Posts Revenue of $56 Million and Net Income of $2 Million
in Fiscal 2004 Second Quarter

Carpinteria, Calif. — August 20, 2003 — QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2004 second quarter and six-month period ended July 31, 2003.

For the fiscal 2004 second quarter, revenue increased 24 percent to $56.0 million from $45.3 million in the same period last year.  License revenue rose 41 percent to $15.8 million, compared with $11.2 million in the fiscal 2003 second quarter.  Maintenance and other revenue increased 9 percent over the second quarter of fiscal 2003 to $28.9 million, reflecting the impact of new licenses in addition to strong maintenance renewals.  Fiscal 2004 second quarter service revenue grew 48 percent over the comparable prior year period to $11.4 million, due primarily to the TRW ISCS acquisition completed in November 2002.

Net income for the fiscal 2004 second quarter was $1.9 million, or $0.06 per diluted share.  In the fiscal 2003 second quarter, the company’s reported net loss was $4.0 million, or $0.12 per diluted share.

“The second quarter results reflect QAD’s continued solid performance in revenue, profitability and cash flow from operations, despite a challenging economic environment,” said Karl Lopker, chief executive officer of QAD.  “Our software solutions provide deep functionality within selected industry verticals and we believe that this resonates strongly with customers who are seeking measurable and rapid return on investment.  We remain focused on leveraging our unique capabilities for manufacturers and delivering these solutions on a global scale.”

QAD’s cash and equivalents balance at July 31, 2003 was $43.5 million.  For the fiscal 2004 second quarter, cash flow provided by operations was $1.2 million, continuing the momentum of positive annual operating cash flow.

(more)

For the fiscal 2004 six-month period ended July 31, 2003, the company reported revenue of $112.3 million and net income of $6.4 million, or $0.19 per diluted share.  For the comparable period in fiscal 2003, revenue was $89.6 million and net loss was $9.7 million, or $0.28 per diluted share, including a $1.1 million charge, or $0.03 diluted loss per share, for the cumulative effect of an accounting change related to goodwill.

Recent Highlights

•                  During the second quarter, QAD received orders from eight customers representing more than $500,000 each in combined license, support and services billings, one of which surpassed $2 million.

•                  Customer license transactions during the quarter represented sales to companies across our six industry verticals, including ArvinMeritor, Black & Decker, Federal-Mogul, Johnson Controls, Johnson & Johnson, Lear, Mars, SanDisk, Sherwin-Williams and Schlumberger.

•                  QAD was ranked #3 on Aberdeen Group’s First Quarter – 2003 Supply Chain 50™ announced August 5, 2003.  Aberdeen, a leading IT market analysis and positioning services firm, selects companies based on several financial and operational criteria, including revenue growth, profitability improvements and market share gains.

•                  QAD was added to the Russell 2000 Index™, which the Frank Russell Company revises annually based on market capitalization on the last trading day of May.

Business Outlook

For the fiscal 2004 third quarter, QAD expects to generate revenue between $53 million and $57 million, subject to various risks, including the global economic environment and corporate investment in IT.  Depending on the level and mix of revenue, the company expects earnings per diluted share in the range of break-even to $0.08.

For the fiscal 2004 full year, QAD expects to post revenue of $220 million to $228 million, yielding earnings of between $0.30 and $0.50 per diluted share.

Investor Conference Call:

QAD management will host an investor conference call today, August 20, 2003 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results and operations for the fiscal 2004 second quarter.  The conference call will be webcast by CCBN and can be accessed on QAD’s Web site at http://www.qad.com/company/ir/events.html.  The audio webcast will be available through August 19, 2004.

About QAD

QAD enterprise applications leverage advances in Internet and enabling technologies to provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  To receive any of QAD’s press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

 Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; difficulties relating to integration of a new business; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2003 ended January 31, 2003.

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QAD Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2003	2002	2003	2002
Revenue:
License fees	$15,758	$11,204	$33,090	$23,153
Maintenance and other	28,858	26,372	56,741	51,690
Services	11,362	7,702	22,423	14,755
Total revenue	55,978	45,278	112,254	89,598
Cost of revenue	22,650	17,342	44,326	35,350
Gross profit	33,328	27,936	67,928	54,248
Operating expenses:
Sales and marketing	14,780	16,433	30,288	32,337
Research and development	9,413	8,877	18,334	17,213
General and administrative	6,358	5,503	12,188	11,106
Amortization of intangibles from acquisitions	276	295	547	577
Total operating expenses	30,827	31,108	61,357	61,233
Operating income (loss)	2,501	(3,172)	6,571	(6,985)
Other (income) expense	(35)	486	(1,339)	1,017
Income (loss) before income taxes and cumulative effect of accounting change	2,536	(3,658)	7,910	(8,002)
Income tax expense	600	300	1,500	600
Income (loss) before cumulative effect of accounting change	1,936	(3,958)	6,410	(8,602)
Cumulative effect of accounting change	—	—	—	1,051
Net income (loss)	$1,936	$(3,958)	$6,410	$(9,653)

Basic and diluted net income (loss) per share:
Before cumulative effect of accounting change	$0.06	$(0.12)	$0.19	$(0.25)
Cumulative effect of accounting change	—	—	—	0.03
Basic and diluted net income (loss) per share	$0.06	$(0.12)	$0.19	$(0.28)

Basic weighted shares	32,158	34,400	33,049	34,353
Diluted weighted shares	33,922	34,400	34,450	34,353

QAD Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	July 31, 2003	January 31, 2003

Assets
Current assets:
Cash and equivalents	$43,498	$50,188
Restricted cash	—	1,016
Accounts receivable, net	49,318	57,340
Other current assets	11,457	15,340
Total current assets	104,273	123,884

Property and equipment, net	26,238	21,543
Other assets, net	15,113	16,879

Total assets	$145,624	$162,306

Liabilities & stockholders’ equity
Current liabilities:
Current portion of long-term debt	$5,197	$2,000
Accounts payable and other current liabilities	41,645	49,207
Deferred revenue	58,712	65,860
Total current liabilities	105,554	117,067

Long-term debt	8,375	9,125
Other long-term liabilities	452	371

Stockholders’ equity:
Common stock	35	34
Additional paid-in capital	119,232	115,800
Treasury stock	(14,364)	—
Accumulated deficit	(67,098)	(73,244)
Accumulated other comprehensive loss	(6,562)	(6,847)
Total stockholders’ equity	31,243	35,743

Total liabilities & stockholders’ equity	$145,624	$162,306

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended July 31,
	2003	2002

Net cash provided by operating activities	$4,897	$6,786

Cash flows from investing activities:
Purchase of property and equipment	(7,575)	(3,766)
Capitalization of software development costs	(246)	(885)
Acquisitions of businesses	(71)	—
Proceeds from sale of property and equipment	3,341	21
Net cash used in investing activities	(4,551)	(4,630)

Cash flows from financing activities:
Proceeds from construction loan	3,697	—
Restricted cash under construction loan	1,016	—
Repayments of long-term debt	(1,250)	(1,279)
Issuance of common stock for cash	3,999	484
Repurchase of common stock	(15,194)	—
Net cash used in financing activities	(7,732)	(795)

Effect of exchange rates on cash and equivalents	696	1,108
Net increase (decrease) in cash and equivalents	(6,690)	2,469
Cash and equivalents at beginning of period	50,188	50,782

Cash and equivalents at end of period	$43,498	$53,251